Exhibit 10(x)

NON-COMPETITION, NON-SOLICITATION AND NO-HIRE AGREEMENT
This NON-COMPETITION, NON-SOLICITATION AND NO-HIRE AGREEMENT (this “Agreement”), dated August 7, 2016, is entered into effective as of the Closing (as defined in the Merger Agreement (as defined below)) (the “Effective Time”), by and among Wal-Mart Stores, Inc., a Delaware corporation (the “Acquiror”) and Jet.com, Inc., a Delaware corporation (the “Company”) on the one hand, and Marc Lore (“Holder”), on the other hand.
RECITALS
A.    Pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of even date herewith, by and among the Acquiror, Cheetah Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Acquiror (“Sub”), the Company, and Fortis Advisors LLC, as Stockholder Representative, the Acquiror will acquire the Company through the statutory merger of Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement.
B.    The Company and its Subsidiaries are engaged in the business of e-commerce, selling goods, groceries, merchandise or services directly online and/or via an online marketplace and/or certain other related businesses conducted by the Company (individually and collectively, the “Business”).
C.    A significant portion of the purchase price being paid by Acquiror in connection with the Merger is attributable to the goodwill of the Company.
D.    In connection with the transactions contemplated by the Merger Agreement and the Deferred Contingent Merger Consideration Agreement, Holder will receive substantial consideration as a holder of equity interests in the Company.
E.    As an essential inducement for Acquiror to enter into the Merger Agreement, in order to protect the goodwill of the Company, and in consideration of the transactions contemplated by the Merger Agreement, Holder has agreed to the provisions of this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holder hereby covenants and agrees as follows:
1.    Non-competition.
(a)    For a period of five years from the Closing Date (the “Term”), Holder shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial, administrative or other capacity by, or in any manner engage in, any business or entity which is a Competing Business, nor shall Holder directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial, administrative or other capacity by, or in any manner engage in a Competing Business in an individual capacity. For purposes of this Agreement, “Competing Business” shall mean a business or entity engaged in the business of e-commerce, selling goods, groceries, merchandise or services directly online and/or via an online marketplace and/or certain other related businesses conducted by the Company, within the Business Area, regardless of whether such business or entity principally conducts its business through brick and mortar operations. For purposes of this Agreement, “Business Area” shall mean the United States or any other geographical areas outside the United States in which the Company and its Subsidiaries engage or plan to engage in such businesses.
(b)    Notwithstanding the foregoing provisions of Section 1(a), Holder may be a passive owner of not more than 2% of any class of stock of a corporation, which class of stock is publicly traded, so long as Holder has no active participation in the business of such corporation.
(c)    As used herein, the term “Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.
2.    Non-solicitation/Non-Hire of Employees. During the Term, Holder shall not, either on Holder’s own account or for any corporation, limited liability company, partnership or other Person (including, without limitation, through any existing or future Affiliate or any other Person with whom Holder is associated in any of the capacities described in Section 1(a) above), solicit, recruit or hire, or aid in any of the foregoing, any person who is or was within the 12 months preceding the date of such solicitation, recruitment or hiring (as applicable) any employee, officer or director of the Company or any of its Affiliates (the “Company Employees”), or knowingly induce or knowingly attempt to induce any such Company Employee to terminate his or her employment or breach his or her employment agreement, if any; provided, however, that nothing in this Section 2 shall prohibit such solicitation, recruiting or hiring that results solely from any general solicitation to the public through general advertising or similar methods of solicitation by search firms not specifically directed at the Company Employees.
3.    Non-Disparagement. During the Term and thereafter, Holder shall not disparage Acquiror, the Company or any of their respective Affiliates in any manner that could affect the goodwill, reputation or business relationships of any such Person with the public generally, or with any of their customers, suppliers, employees or other business partners.
4.    Confidentiality. During the Term, except as may be required by applicable law and except for Holder’s attorneys and accountants, and other representatives who need to know the terms and conditions hereof to provide the services rendered to Holder, Holder shall not make any disclosure concerning this Agreement, the transactions contemplated hereby, the Acquiror, the Company, any of their respective Affiliates or the business, performance, structure or governance of any of the Acquiror, the Company, any of their respective Affiliates, without prior written approval by the Acquiror, which approval may be given or withheld by the

Acquiror in its sole discretion. If any announcement is so required by applicable law with respect to any party hereto, prior to making such announcement, such party will deliver a draft of such announcement to the Acquiror and shall give the Acquiror reasonable opportunity to comment thereon.
5.    Stay of Time. In the event a court of competent jurisdiction or other entity or person mutually selected by the parties to resolve any dispute (collectively a “Court”) has determined that Holder has violated one or more provisions of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended as of the date of such violation and shall be extended for the period of time from the date such violation commenced through the date that the Court determines that such violation has permanently ceased.
6.    Specific Performance. Holder acknowledges and agrees that in the event of any breach of this Agreement, the Company and the Acquiror would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that, with respect to any such breach, the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action. In the event of litigation arising out of this Agreement, if a Court issues a final non-appealable judgment, the non-prevailing party in such litigation agrees to reimburse the prevailing party for its reasonable costs and expenses (including reasonable attorney’s fees) in obtaining such judgment.
7.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by ‑mail, upon written confirmation of receipt by e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Acquiror or the Company, to:
Wal-Mart Stores, Inc.
702 S.W. 8th St.
Bentonville, AR 72716
Attention: Gordon Allison, Vice President - Division General Counsel, Corporate
Email: Gordon.Allison@walmart.com

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Rashida La Lande
Email: rlalande@gibsondunn.com

if to Holder, to:

Jet.com, Inc.
221 River Street
Hoboken, NJ 07030
Email: marc@jet.com
Attention: Marc Lore

with a copy to:
Law Offices of William R. Herochik
2033 Gateway Place
Suite #300
San Jose, CA 95110
Email: bill@herochiklaw.com
Attention: William Herochik
8.    Separate Covenants. This Agreement shall be deemed to consist of a series of separate covenants, one for each line of business included within the Business as it may be conducted by the Company and its successors on or after the date hereof, and each city, county, state, country or other region included within the Business Area. The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a Court at a later date that the character, duration or geographical scope of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Company, the Acquiror and Holder that this Agreement shall be construed in such a manner as to impose only those restrictions on the conduct of Holder that may be enforceable under applicable law, to the fullest extent of such enforceability to assure the Company and the Acquiror of the intended benefit of this Agreement. If, in any judicial proceeding, a Court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Company and the Acquiror of the intended benefit of this Agreement, it is expressly understood and agreed among the parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.
9.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a Court to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.    Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with, and this Agreement and all disputes hereunder shall be governed by, the laws of the State of Delaware, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (a) the suit, action or proceeding in any such court is brought in an inconvenient forum, (b) the venue of such suit, action or proceeding is improper or (c) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
11.    Amendments and Waivers.
(a)    This Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto at any time with respect to any of the terms contained herein.
(b)    Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
12.    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; except for that certain Non-Disclosure and Restricted Use Agreement dated as of August 7, 2016, which is in full and force and effect, along with this Agreement.

13.    Counterparts. This Agreement may be executed by the parties in separate counterparts (including facsimile and electronic transmission counterparts), each of which, when so executed and delivered, shall be an original, but all of which, when taken as a whole, shall constitute one and the same instrument.
14.    Section Headings and References. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof. All references to a Section are references to a Section of this Agreement, unless otherwise specified, and include all subparts thereof.
15.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Acquiror (in the case of an assignment by Holder) or the Holder (in the case of an assignment by the Acquiror or the Company), and any such assignment without such prior written consent shall be null and void; provided, however, that the Acquiror or the Company may assign this Agreement to any Affiliate of the Acquiror without the prior consent of Holder; provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
16.    Further Assurances. From time to time, at the request of any member of the Company and without further consideration, Holder shall execute and deliver such additional documents and take all such further action as reasonably requested, to make effective, in the most expeditious manner possible, the terms of this Agreement.
17.    Early Termination. Notwithstanding any other provision of this Agreement, this Agreement shall terminate and be of no further force and effect in the event that the Merger Agreement is terminated in accordance with its terms.
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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

WAL-MART STORES, INC.

By:	/S/EMILY MCNEAL
Name:	Emily McNeal
Title:	Vice President Corporate Development

JET.COM, INC.

By:	/S/MARC LORE
Name:	Marc Lore
Title:	CEO

[Signature Page to Restrictive Covenant Agreement]

MARC LORE

/S/ MARC LORE

[Signature Page to Restrictive Covenant Agreement]